State of Delaware
Secretary of State
Division of Corporations
Delivered 07:49 AM 11/12/2010
FILED 07:49 AM 11/12/2010
SRV 101079475 - 4897783 FILE

State of Delaware
Certificate of Incorporation
A Non-Stock Corporation

(1) The name of this corporation is:                 Ruby Worldwide Ltd.                          .

(2)	Its Registered Agent and Office in the State of Delaware is to be located at: First State Corporate Services Inc. 1111B South Governors Avenue, Dover DE 19904 County: Kent

(3) The purpose the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

(4) The corporation shall not have any capital stock.

(5) The following are the members of the Board of Directors of the Corporation:

Name	Address	Title

Rubin Azrak	1384 Broadway, 17th Floor	President/Chairman/
	New York NY 10018	Director

Victor Azrak	1384 Broadway, 17th Floor	CEO/Director
New York NY 10018

Charles Azrak	1384 Broadway, 17th Floor	Secretary/Director
New York NY 10018

(6) The name and mailing address of the incorporator is as follows;

Clinton Hill Filing Services Inc., 5816 12th Avenue, Brooklyn NY 11219

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this             Eleventh           , day of              November           , AD, 201   0

/s/ Aaron Lichtenstadter
Aaron Lichtenstadter – Incorporator